SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 6, 2007
Date of Report (Date of earliest event reported)
PAYLESS SHOESOURCE, INC.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)
(785) 233-5171
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 6, 2007, Payless ShoeSource, Inc. announced that its wholly-owned subsidiary, Payless ShoeSource Worldwide, Inc. (“Purchaser”), has signed a definitive agreement, dated as of March 6, 2007 (the “Purchase Agreement”) with Collective Partners, LLC, Sunrise Capital Partners, L.P. and Lifestyle Brands Ltd. (collectively, the “Sellers”) to acquire all of the outstanding interests in Collective International, LP (“Collective”), a brand development, management and licensing company, for approximately US$ 91 million. A copy of the Purchase Agreement is attached hereto as Exhibit 2.1. The consummation of the transactions contemplated by the Purchase Agreement (the “Transaction”) is subject to certain closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, absence of government restraints, absence of any material adverse effect on Collective and its subsidiaries subsequent to the signing of the Purchase Agreement and other customary conditions. The Purchase Agreement contains for customary representations, warranties and covenants by Purchaser and Sellers. This summary is qualified in its entirety by reference to the exhibits attached hereto.
Purchaser currently licenses from Collective Licensing International, LLC, a wholly-owned subsidiary of Collective, the right to use the Airwalk trademark on footwear and accessories.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT #	DESCRIPTION
2.1	Partnership Interest Purchase Agreement among Collective Partners, LLC, Sunrise Capital Partners, L.P., Lifestyle Brands LTD., as Sellers and Payless ShoeSource Worldwide, Inc., as Purchaser Dated as of March 6, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYLESS SHOESOURCE, INC.
Date: March 8, 2007	By:	/s/ Ullrich E. Porzig
Ullrich E. Porzig
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Partnership Interest Purchase Agreement among Collective Partners, LLC, Sunrise Capital Partners, L.P., Lifestyle Brands LTD., as Sellers and Payless ShoeSource Worldwide, Inc., as Purchaser Dated as of March 6, 2007